Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-149596 and Form S-8 No. 333-91274) pertaining to the Amended and Restated Global Stock and Incentive Compensation Plan of our reports dated November 10, 2009, with respect to the consolidated financial statements of Hewitt Associates, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Hewitt Associates, Inc. and subsidiaries, included in this Annual Report on Form 10-K for the year ended September 30, 2009.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

November 10, 2009